Exhibit 2

FIRST AMENDMENT TO PLEDGE AGREEMENT

This First Amendment to Pledge Agreement (this “Amendment”) dated as of June 7, 2019, is made by and between Bryant R. Riley, an individual (“Pledgor”), and Axos Bank (“Secured Party”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth for such terms in that certain Credit Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between Pledgor (in its capacity as Borrower thereunder) and the Secured Party (in its capacity as Lender thereunder).

RECITALS

This Amendment is made with reference to the following facts:

A. Pledgor and Secured Party have entered into that certain Pledge Agreement, dated as of March 19, 2019 (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”).

B. Subject to the terms and conditions set forth herein, Pledgor and Secured Party have agreed to amend the Pledge Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and benefits contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Pledgor and Secured Party hereby agree as follows:

1. AMENDMENT OF PLEDGE AGREEMENT

1.1 Section 1 (Definitions). Section 1 of the Pledge Agreement is amended by amending and restating the definition of “Pledged Shares” in its entirety as follows:

“Pledged Shares” means Equity Interests of the Company in which a security interest has been granted to Secured Party as security for the Secured Obligations, including, without limitation, (a) the Initial Pledged Share, (b) all other Equity Interests of the Company from time to time delivered to the Securities Account, and (c) Equity Interests otherwise constituting Proceeds of Pledged Shares.

2. CONDITIONS PRECEDENT

The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

2.1 Documentation.

(a) Secured Party shall have received this Amendment, duly executed by Pledgor;

(b) Secured Party shall have received confirmation from Axos Clearing LLC of its receipt into the Securities Account (as defined in the Pledge Agreement) of an additional 300,000 Pledged Shares; and

(c) Secured Party shall have received such additional agreements, certificates, reports, approvals, instruments, documents, consents and/or reaffirmations as Secured Party may reasonably request.

2.2 Representations and Warranties. All of Pledgor’s representations and warranties contained herein shall be true and correct on and as of the date of execution hereof and no Event of Default shall have occurred and be continuing under the Credit Agreement or any of the other Loan Documents, as modified hereby.

3. REPRESENTATIONS AND WARRANTIES. Pledgor hereby represents and warrants to Secured Party as follows:

3.1 The execution and delivery by Pledgor, and the performance by Pledgor of his obligations under this Amendment, do not and will not (i) conflict with or result in any breach or contravention of, or the creation of any Lien under, any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which Pledgor or his property is subject, or (ii) violate any Applicable Law.

3.2 This Amendment constitutes a legal, valid and binding obligation of Pledgor, enforceable against him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar state or federal debtor relief laws from time to time in effect which alter the enforcement of creditors’ rights in general and the availability of equitable remedies.

3.3 No Default exists.

3.4 The obligations of Borrower to repay the Advances, together with all interest accrued thereon, and all other obligations of Borrower under the Credit Documents, are absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim or defense of any nature whatsoever to payment or satisfaction thereof.

3.5 Pledgor hereby reaffirms and restates as of the date hereof, all of the representations and warranties made by it as Pledgor under the Pledge Agreement and as Borrower under the Credit Agreement and the other Credit Documents, except to the extent such representations and warranties specifically relate to an earlier date.

4. MISCELLANEOUS

4.1 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

4.2 Severable Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

4.3 Captions. Captions contained in this Amendment are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Amendment or any provision of this Amendment and shall not affect the construction of this Amendment.

4.4 Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

4.5 Non-Impairment of Loan Documents. On the date all conditions precedent set forth herein are satisfied in full, this Amendment shall be a part of the Pledge Agreement. Except as expressly provided in this Amendment, all provisions of the Pledge Agreement shall remain in full force and effect, and Secured Party shall continue to have all of its rights and remedies thereunder.

4.6 Credit Document. For the avoidance of doubt, the parties agree that this Amendment is a Credit Document, and that the Judicial Reference provisions found in Section 19 of the Pledge Agreement shall apply to this Amendment and any dispute or claim arising separately from this Amendment.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first set forth above.

PLEDGOR:

/s/ Bryant R. Riley
Bryant R. Riley

SECURED PARTY:

AXOS BANK

By:	/s/ Greg Garrabrants
Name:	Greg Garrabrants
Title:	President and CEO

[Signature Page to First Amendment to Pledge Agreement]